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                                                                    EXHIBIT 10.4


                            NATURAL RESOURCE PARTNERS
                       ANNUAL INCENTIVE COMPENSATION PLAN

1. INTENT.

         The purpose of this Annual Incentive Compensation Plan (the "Plan") is to motivate the key employees of GP Natural Resource Partners LLC (the "Company") and its affiliates who perform services for Natural Resource Partners L.P. (the "Partnership") and its subsidiaries to produce outstanding results, encouraging superior performance, increasing productivity, and to aid in the ability to attract and retain such key employees.

2. PLAN GUIDELINES.

         The administration of the Plan and any potential financial remuneration to come as a result of its implementation is subject to the determination by the Compensation Committee of the Company's Board of Directors that the performance goals for the applicable period have been achieved. The Plan is an additional compensation program designed to encourage Plan participants (designated by the Company's Compensation Committee) to exceed specified objective performance targets for the designated period. The Compensation Committee will review the performance results for the designated period and thereafter determine the payments due under the Plan, if any.

3. PERFORMANCE TARGETS.

         3.1 Designation of Performance Targets. The Compensation Committee shall determine the performance target or targets to be used for each calendar year (a "Plan Year") for determining the bonuses to be paid as a result of this Plan. Performance targets may be based on Partnership, business units and/or individual achievements, criteria and/or goals and/or incentive distribution rights of the Company with respect to the Partnership or any combination or weighting of the same or on such other factors as the Compensation Committee may determine, whether subjective or objective. Different performance targets may be established for different participants or groups of participants for any Plan Year. Except as provided in Section 3.3, satisfactory results as determined by the Compensation Committee, in its sole discretion, must be achieved in order for a performance payment to occur under the Plan.

         3.2 Equitable Adjustment to Performance Targets. The performance targets applicable to any participant for a Plan Year shall be subject to equitable adjustment at the sole discretion of the Compensation Committee to reflect the occurrence of any unexpected significant events during the Plan Year.

         3.3 Waiver of Performance Targets. The Compensation Committee may waive, in whole or in part, the requirement that performance targets be achieved in order to pay a bonus under this Plan whenever the Compensation Committee determines such a bonus payment will be in the best interests of the Partnership.


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4. PARTICIPANTS.

         Employees of the Company and its affiliates eligible to participate in the Plan shall be designated annually by the Compensation Committee and may be based on the recommendation of the Company's President and Chief Executive Officer.

5. PARTICIPATION LEVELS.

         A participant's designated level of participation in the Plan will be determined under criteria established or approved by the Compensation Committee for that Plan Year or designated performance period. Levels of participation in the Plan may vary according to a participant's position and the relative impact such participant can have on the Company's and/or affiliates' operations. Care will be used in communicating to any participant his performance targets and potential performance amount for a Plan Year. The amount of bonus a participant may receive for any Plan Year will depend upon the performance level(s) achieved (unless waived) for that Plan Year, as determined by the Compensation Committee. No participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of participants. The terms and conditions of awards need not be the same respecting each participant.

6. AWARD PAYOUT.

         Earned awards will be determined after the end of the Plan Year or designated performance period. Awards will be paid in cash as soon as reasonably practical following the Compensation Committee's determination, unless otherwise determined by the Compensation Committee. The Compensation Committee will have the discretion, by participant and by grant, to reduce or increase the amount of any award that otherwise would be payable to an individual by reason of the satisfaction of the applicable performance targets. In making any such determination, the Compensation Committee is authorized to take into account such factors it determines are appropriate.

7. TERMINATION OF EMPLOYMENT.

         A participant's termination of employment for any reason prior to a performance payment under the Plan will result in the participant's forfeiture of any right, title or interest in receiving a performance payment under the Plan, except to the extent waived by the Compensation Committee, in its sole discretion.

8. AMENDMENT AND TERMINATION.

         The Company's Compensation Committee, at its sole discretion, may amend the Plan in whole or in part and may terminate the Plan at any time.

9. ADMINISTRATION OF PLAN.

         9.1 Administration. The Compensation Committee may delegate all or part of the responsibility for the administration of the Plan to the President and Chief Executive Officer of the Company and other employees. The Compensation Committee (or the person(s) to which


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such administrative authority has been delegated) shall have the authority to interpret and construe any and all provisions of the Plan, including all performance targets and whether and to what extent achieved. Any determination made by the Compensation Committee (or the person(s) to which administrative authority has been delegated) shall be final and conclusive and binding on all persons.

         9.2 Indemnification. Neither the Company, any participating affiliate, the Board of Directors, any member or any committee thereof, nor any employee of the Company or any participating affiliate shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith; and the members of the Company's Board of Directors, the Compensation Committee and the employees of the Company and any participating affiliate shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel's fees) arising from their acts, omission and conduct in their official capacity with respect to the Plan if taken or omitted in good faith.

10. GENERAL PROVISIONS.

         10.1 Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and/or a participating affiliate and a participant, and nothing in this Plan shall confer upon any participant any right to continued employment with the Company or a participating affiliate, or to interfere with the right of the Company or a participating affiliate to discharge a participant, with or without cause.

         10.2 Interests Not Transferable. No interest or payment under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind, and any attempt to do so shall be void.

         10.3 Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Compensation Committee or its designee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Compensation Committee or its designee may select, and each participating affiliate shall be relieved of any further liability for payment of such amounts.

         10.4 Tax Withholding. The Company and/or any participating affiliate may withhold from any payments otherwise due under this Plan to a participant (or beneficiary) all amounts required by law to be withheld for purposes of federal, state or local taxes.

         10.5 Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

         10.6 Controlling Law. The law of the State of Texas, without regard to its conflict of laws principles, shall be controlling in all matters relating to the Plan.

         10.7 No Rights to Award. No person shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of participants. The terms and conditions of awards need not be the same with respect to each recipient.


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         10.8 Severability. If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under the law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

         10.9 No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating affiliate and a participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any participating affiliate pursuant to an award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating affiliate.

         10.10 Headings. Headings are given to the Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

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